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                                                                    EXHIBIT 99.3

                            JANUS TECHNOLOGIES, INC.

                             1997 STOCK OPTION PLAN

         1.       PURPOSE.

         The primary purpose of this 1997 Stock Option Plan (the "Plan") is to motivate and provide an incentive for employees of Janus Technologies, Inc. (the "Company") and any subsidiaries of the Company (the "Subsidiaries") to exert their best efforts on behalf of their employer. By enabling and encouraging such individuals to acquire a greater stock interest in the Company, thereby increasing their proprietary interest in the business, the Company hopes to encourage their continued service and, as a consequence, advance the interests of the Company and all its stockholders.

         Two secondary purposes exist - aiding the Company's recruitment and retention of key personnel and, by issuance of options to nonemployees, enhancing business relationships.

         2.       DEFINITIONS.

                  (a)      "Board" - the Board of Directors of the Company.

                  (b) "Fair Market Value" - the fair market value per share of stock on a given date shall be determined by the Board with full authority and discretion, taking into account all factors customarily considered in determining fair market value.

                  (c) "Options" - grants of options to purchase shares of the Company's Common Stock under the Plan. Options may be Incentive Stock Options, granted pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be Non-Qualified Stock Options. A corresponding Option Agreement shall specify whether the Participant has been granted an Incentive Stock Option or a Non-Qualified Stock Option.

                  (d) "Option Right" - the right to purchase a share of Common Stock upon exercise of an Outstanding Option.

                  (e) "Outstanding Option" - at any time, an Option granted by the Company pursuant to the Plan, whether or not such Option is at such time exercisable, to the extent that such Option at such time has not been exercised and has not terminated.

                  (f) "Participants" - persons to whom Options have been granted under the Plan, including employees of the Company or any Subsidiary ("Employee Participants") as well as nonemployees ("Nonemployee Participants"). When appropriate, the term "Participant" shall also be deemed to refer to the successor or assignee of a Participant including, a Participant's legal representative.

                  (g) "Employee", "outstanding" and "subsidiary corporation" have the meanings assigned to them in Section 422 or 424 of the Code.


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         3.       ADMINISTRATION.

                  (a) This Plan shall be administered by the Board, which may, from time to time, issue orders or adopt resolutions, not inconsistent with the provisions of this Plan, to interpret the provisions and supervise the administration of the Plan. All determinations shall be made by an affirmative vote of a majority of the members of the Board at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board. Subject to the Company's Bylaws, all decisions made in selecting Participants, establishing the number of shares and terms applicable to each Option and in construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company, its stockholders and all of its employees.

                  (b) Each Option shall be evidenced by an agreement (the "Option Agreement"), which shall contain such terms and conditions as may be approved by the Board and which shall be signed by both an officer of the Company and the Participant.

         4.       EFFECTIVE DATE AND DURATION.

         The Plan shall become effective as of March 13, 1997. Unless sooner terminated by the Board, the Plan will terminate on March 1, 2007, and no Options may be made or granted under the Plan after such date; however, shares issuable upon the exercise of Options granted on or prior to such date may be subsequently delivered or made to Participants in accordance with the terms and conditions applicable to their respective Options.

         5.       ELIGIBILITY.

                  (a) Options may be made and granted under the Plan to all Employees, except that no options may be made or granted to directors of the Company who are also Employees. Such Employee Participants shall be selected from time to time by the Board on the recommendation of the officers of the Company.

                  (b) Options may be made and granted under the Plan to certain recipients who are not employees of the Company and its Subsidiaries. Such nonemployee Participants shall be chosen by the Board upon the recommendation of the officers of the Company. No Nonemployee Participant shall be granted an Incentive Stock Option.

         6.       AMENDMENT AND TERMINATION OF THE PLAN.

         The Board may at any time terminate the Plan, or from time to time make such amendments thereto, including additions or deletions, as the Board deems advisable, except that no amendment may adversely affect any Option previously made or granted to a Participant. No amendment shall be made, however, unless approved by the stockholders of the Company, which would increase the maximum number of shares as to which Options may be granted, extend the period during which Options may be granted or made or materially modify the requirements as to eligibility for participation in the Plan.

         7.       RIGHTS AND LIMITATIONS.

                  (a) No Employee shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Subsidiary, to limit the right of the Company or any Subsidiary


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to terminate the employment of any Employee Participant at any time or to change the terms of such employment.

                  (b) No Participant shall become, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of stock purchasable or issuable upon the exercise of any Outstanding Option prior to the date of exercise of such Option.

         8.       OTHER COMPANY PLANS.

         The adoption of the Plan shall not affect any other compensation or incentive plan in effect for the Employees of the Company or any Subsidiary, and the Plan shall not preclude the Board from establishing any other forms of compensation for said Employees.

         9.       STOCK SUBJECT TO THE PLAN.

                  (a) Subject to adjustments made pursuant to subsection (b) of this Section, the total number of shares which may be granted under the Plan (which shares may be authorized but unissued shares or treasury shares) is One Million (1,000,000) shares of Common Stock. To the extent that any Outstanding Options shall expire or terminate, in whole or in part, without having been exercised, the number of shares subject thereto shall again become available for the granting of Options under the Plan, and said shares may thus be reoptioned.

                  (b) In the event there is a reclassification of, subdivision of, combination of, stock dividend on, exchange of or other change in the stock or other securities of the Company with respect to its outstanding Common Stock, or any other similar event, the maximum number and class of shares subject to Outstanding Options and the price per share payable upon exercise of such Outstanding Options shall be appropriately adjusted by the Board, whose determination shall be conclusive.

         10.      EFFECT OF REORGANIZATION.

         If, prior to the expiration of any Outstanding Option, there shall be a merger, consolidation or reorganization of the Company with another corporation in which the Company is not the surviving corporation, the holder of any Outstanding Option shall thereafter be entitled to receive, upon exercise of the unexercised portion of the Outstanding Option, an equivalent number and kind of shares, securities or other property as he would have received had he exercised the unexercised portion of the Outstanding Option immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing and with reference to the transactions described in the preceding sentence, any Participant may agree to the assumption of his Outstanding Option by a corporation other than the Company or the substitution of a stock option of a corporation other than the Company for his Outstanding Option.

         11.      PROCEDURE FOR GRANTING OF OPTIONS.

                  (a) Subject to the terms, provisions and conditions of this Plan, the Board shall select the Participants from the recommendations made by the Company's officers, determine whether each Employee Participant shall receive an Incentive Stock Option or a Non-Qualified Stock Option, determine the number of shares of Common Stock subject to each Option, determine the time or times when any Option will be granted, determine the time or times when each Option may be exercised and establish the Fair Market Value of the shares. If the Board fails to designate the character of any particular Option granted to an Employee Participant, said Option shall be an Incentive Stock Option. The appropriate officers of the Company shall


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prescribe the form, which shall be consistent with the Plan, of the instruments evidencing any Options granted hereunder.

                  (b) As a condition to the granting of an Option, each Participant shall be required to enter into an Option Agreement with the Company which shall contain such provisions consistent with the Plan as may be prescribed by the Board, including such restrictions as to the transferability of the shares to be issued upon the exercise of an Option as the Board may, in its discretion, deem appropriate. Such restrictions may be for the purpose of assuring compliance with any applicable securities laws (as contemplated by Section 16 hereof) or for other reasons deemed advisable by the Board.

                  (c) For all Incentive Stock Options granted under this Plan, or granted under any other plan of the Company and its Subsidiaries, the aggregate Fair Market Value, determined at the time the Options are granted, of the stock exercisable for the first time by any Employee Participant during any calendar year shall not exceed $100,000. Such restriction shall not apply to Non-Qualified Stock Options granted under the Plan.

         12.      OPTION PRICE.

                  (a) The purchase price per share of Common Stock under each Incentive Stock Option granted pursuant to the Plan shall not be less than the Fair Market Value of such stock at the time such Option is granted; provided, however, if an Incentive Stock Option is granted to an Employee Participant who, at the date of the grant, owns stock constituting ten percent (10%) or more of the voting power within the Company, said purchase price shall not be less than one hundred ten percent (110%) of such Fair Market Value. The Board will undertake any procedures that it deems prudent under the circumstances and in good faith to determine such Fair Market Value.

                  (b) The purchase price per share of Common Stock under each Non-Qualified Stock Option granted pursuant to the Plan shall be determined by the Board.

         13.      DURATION OF OPTIONS.

         Each Option granted under the Plan shall terminate not later than ten
(10) years after the date on which it was granted; provided, however, that each Incentive Stock Option granted to an Employee Participant who, at the date of the grant, owns stock constituting ten percent (10%) or more of the voting power within the Company shall terminate not later than five (5) years from the date of the grant. The Board may, in its discretion, provide a shorter time period for any individual Option, which time period shall be disclosed in the Option Agreement.

         14.      NONTRANSFERABILITY OF OPTIONS.

                  (a) No Incentive Stock Option granted under the Plan shall be transferable by an Employee Participant for any reason whatsoever, whether during his lifetime or at death, and each Incentive Stock Option may be exercised, during a Participant's lifetime, only by him or his legal representative on his behalf.

                  (b) Any restrictions or limitations on the transferability of Non-Qualified Stock Options granted under the Plan shall be provided in the Option Agreement.


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         15.      EXERCISE OF OPTIONS.

                  (a) Each Option shall be exercisable according to terms set by the Board at the time of the grant and incorporated into the Option Agreement. The Board may direct that an Option becomes exercisable in installments, which need not be annual installments, over a period which may be less than the term of the Option. At such time as an installment shall become exercisable, it may be exercised at any time thereafter, in whole or in part, until the expiration of termination of the Option. Only full shares which a Participant is entitled to purchase will be issued, and no fractional shares will be issued.

                  (b) Options granted under the Plan may be exercised by the Participants without regard to the date of the grant of any other Options granted hereunder.

                  (c) A Participant may purchase shares pursuant to an Outstanding Option only by giving the Company written notice of his election to exercise such Option, specifying the number of shares to be purchased.

         16.      REGISTRATION.

         Each Option granted under the Plan shall be subject to the condition that if, at any time, in the opinion of counsel for the Company, the registration, listing or qualification of the shares is required under any securities exchange or under any law, or if the consent or approval of any governmental regulatory body is necessary or if the updating, amendment or revision of any registration statement, listing application or similar document is required as a condition of, or in connection with, the purchase of shares under such Option, no such Option may be exercised unless and until such registration, listing, qualification, consent, approval, updating, amendment or revision shall have been effected or obtained free of any conditions not acceptable to the Board. The Board may, as a condition to the exercise by a Participant of an Option, require that the Participant agree in writing that he will not dispose of the shares to be acquired upon such exercise in a transaction which, in the opinion of counsel for the Company, would violate any securities laws or regulations promulgated thereunder. The Board shall have the authority to require additional agreements or impose additional conditions which it reasonably believes are necessary to assure compliance with all laws or regulations and which are for the general benefit of the Company.

         17.      TERMINATION OF EMPLOYMENT.

         If the employment of an Employee Participant by the Company or any Subsidiary shall terminate for any reason including his death or disability, any Option granted to such Participant, and all rights to purchase shares pursuant thereto shall thereupon terminate.

         18.      TERMINATION OF SERVICE.

         In the event that a Non-Qualified Stock Option has been granted to a Nonemployee Participant, any occurrences which can result in a termination of such Option, including the discontinuance of any business relationship between the Company and the Nonemployee Participant, shall be provided in the Option Agreement.

         19.      WITHHOLDING TAXES.

         Upon the exercise of a Non-Qualified Stock Option, the Company or any Subsidiary shall have the right to withhold an appropriate amount from an Employee Participant's compensation to satisfy applicable withholding rules for income and employment taxes.

         20.      USE OF PROCEEDS.

         The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for any purpose of the Company.


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